Exhibit 10.3

Exclusive Business Cooperation Agreement

This Exclusive Business Cooperation Agreement (hereinafter referred to as this “Agreement”) is executed by and between the following two Parties on October 21, 2019 in Beijing, the People’s Republic of China (“China” and for the purposes of this Agreement, excludes Hong Kong, Macau and Taiwan).

Party A:	Beijing Burning Rock Biotech Limited, a wholly foreign-owned enterprise incorporated and existing in accordance with the Chinese laws with Unified Social Credit Code 911101073970319399, whose address is at 2002, 17/F, House 18, No. 39 Dong San Huan Middle Road, Chaoyang District, Beijing;

Party B:	Burning Rock (Beijing) Biotechnology Co., Ltd., a limited liability company incorporated and existing in accordance with Chinese laws, with Unified Social Credit Code 911103020896589672, whose address is at 2002, 17/F, House 18, No. 39 Dong San Huan Middle Road, Chaoyang District, Beijing.

Party A and Party B are hereinafter each referred to as a “Party” and collectively referred to as both “Parties”.

Whereas:

1.	Party A is a wholly foreign-owned enterprise registered in China with necessary resources for the provision of technical services and business consultation services;

2.

Party B is limited liability company registered in China and is approved by relevant Chinese government authority to engage in technology research and development, transfer, consultation and promotion service, software development and investment management (“Business Scope”);

3.

During the term hereof, Party A agrees to, by leveraging on its advantages in human resource, technology and information, provide Party B with exclusive technology, business support and consultation and other services which are within Party B’s Business Scope by Party A or its designated party, and Party B agrees to accept such exclusive services provided in accordance with the provisions hereof by Party A or its designated party.

In view of the above, both Parties hereby enter into the following agreement through negotiation:

1.	Provision of Services by Party A

1.1

In accordance with the terms and conditions provided for herein, Party B hereby entrusts Party A, as Party B’s exclusive service provider, during the term hereof, of comprehensive business support, technical services and consulting services, including all services determined by Party A from time to time within Party B’s Business Scope, including without limitation: technical services, network support, business consulting, intellectual property licensing, lease of equipment or offices, market consulting, system integration, product research and development, and system maintenance.

1.2

Party B agrees to accept the consultation and services provided by Party A. Party B further agrees that, unless with prior written consent of Party A, during the term hereof, with respect to the matters provided for herein, Party B may neither accept any consultation and/or service provided by any third party, nor cooperate with any third party. Party A may designate other parties (such designated parties may execute certain agreements specified in Article 1.3 hereof with Party B) to provide Party B with the consultation and/or services hereunder. For the avoidance of doubt, nothing in this Agreement restricts Party A’s right to provide consultation and/or service to any third party. The provision of consultation and/or service by Party A to any third party shall not require any notice to Party B or consent from Party B.

1.3	Means of service provision

1.3.1

Both Parties agree that during the term hereof, they may, directly or through their respective affiliates, execute other technical service agreements and consulting service agreements to provide for the specific content, means, staff and charging standards of specific technical services and consulting services.

1.3.2

In order to perform this Agreement, both Parties agree that during the term hereof, they may directly or through their respective affiliates, execute intellectual property (including but not limited to copyrights, software, trademarks, patents, patent applications, technical secrets, trade secrets, and others) licensing agreements, which shall permit Party B, based on its business needs, to use relevant intellectual properties of Party A/party designated by Party A.

1.3.3

In order to perform this Agreement, both Parties agree that during the term hereof, they may directly or through their respective affiliates, execute equipment or plant lease agreements, which shall permit Party B, based on its business needs, to use relevant equipment or plants of Party A at any time.

1.3.4

For the avoidance of doubt, Party A has absolute discretion to decide whether Party A or party designated by Party A to provide consultation or services; or whether to provide advice or services, and to determine type, content, time, manner and frequency of specific consultation or services. Failure to provide all consultation or services under Articles 1.3.1 to 1.3.3 by Party A shall not constitute a default.

2.	Service Fee

2.1

During the term hereof, Party B shall pay service fee to Part A in relation to the service provided by Party A to Party B in accordance with the Article 1 hereto. The service fee shall be Party B’s profit before tax (including all profits and any other distributions attribute thereto in its holding subsidiaries received in any financial year, excluding the service fee payable hereunder), offsetting the accumulated losses (if any) of Party B and its holding subsidiaries in the previous financial year and net of the working capital, expenses, tax and reasonable operations profits determined in accordance with applicable tax law principles and tax practices. Both Parties agree that Party A will issue bills to Party B on a quarterly basis according to the amount and commercial value of the services provided by it for Party B and the price agreed to by both Parties, and Party B shall pay service fee to Party A in accordance with the date and amount specified in the bills and the requirement hereunder by transferring the funds into a designated bank account by Party A in a timely manner. All banking charges incurred due to such payment of service fee shall be paid by Party B. Party A is entitled to adjust the charging standards, scope and amount of service fees at any time according to the amount and content of consulting services provided by it for Party B. To the extent permitted by laws and regulations, Party A has the right to adjust the time and method of service fee payment at any time and Party B shall cooperate accordingly. If both Parties fail to reach an agreement on the amount of the service fee, Party A has the right to make the final decision.

2.2

Within thirty (30) working days after the end of each financial year, Party B shall provide Party A with the financial statements of such year and all business records, business contracts and financial information required for the issuance thereof. Where Party A has any doubt about the financial information provided by Party B, it may appoint an independent account with good reputation to audit relevant information, for which Party B shall render cooperation.

3.	Intellectual Property Rights and Confidentiality

3.1

Party A enjoys exclusive and ownership rights and interests to all rights, title, interests and intellectual property rights generated or created in order to perform this Agreement, including but not limited to copyrights, patents, patent applications, trademarks, software, technical secrets, trade secrets, and others, no matter whether they are developed by Party A or Party B. Party A or party designated by Party A permits Party B to use intellectual property rights and does not grant Party B ownership thereof, and any intellectual property rights developed by Party B based on Party A’s consultation or services shall be owned by Party A.

3.2

Both Parties acknowledge that any oral or written information exchanged in respect hereof shall be confidential information. Each Party shall keep confidential all such information and, without the written consent of the other Party, may not disclose to any third party any relevant information, unless: (a) the public is or will be aware of such information (which is not caused by any disclosure by the receiving Party to the public); (b) such information shall be disclosed as required by applicable laws or the rules or provisions of any securities exchange; or (c) either Party is required to disclose such information to its legal adviser or financial adviser with respect to any transaction provided for hereunder, and such legal adviser or financial adviser is also required to be bound by confidentiality obligation similar to that provided for in this clause. The disclosure of any confidential information by any staff or organization employed by either Party shall be deemed as disclosure of such confidential information by such Party, and such Party shall bear legal liability for its violation hereof. This clause shall survive the termination hereof for whatever reason.

3.3	Both Parties agree that this clause shall remain in force no matter whether this Agreement is modified, revoked or terminated.

4.	Representations and Warranties

4.1	Party A represents and warrants as follows:

4.1.1	Party A is a company legally registered and validly existing in accordance with the Chinese laws.

4.1.2

Party A’s execution and performance hereof is within its corporate capacity and scope of business; Party A has taken necessary corporate actions, been duly authorized, and obtained the consent and approval of third parties and government authorities to execute, deliver and perform this Agreement, and is not in violation of laws or other restrictions which are binding upon on Party A upon the execution, delivery and performance hereof.

4.1.3	This Agreement constitutes a legal, valid and binding obligation of Party A, and such obligation is enforceable in accordance with the terms hereof by Party A.

4.2	Party B represents and warrants as follows:

4.2.1

Party B is a company legally registered and validly existing in accordance with Chinese laws, and is approved by relevant Chinese government authority to engage in the business with its Business Scope.

4.2.2

Party B’s execution and performance hereof is within its corporate capacity and scope of business; Party B has taken necessary corporate actions, been duly authorized, and obtained the consent and approval of third parties and government authorities to execute deliver and perform this Agreement, and is not in violation of laws or other restrictions which are binding upon on Party B upon the execution, delivery and performance hereof.

4.2.3	This Agreement constitutes a legal, valid and binding obligation of Party B, and such obligation is enforceable in accordance with the terms hereof by Party B.

4.2.4	There is no pending litigation, arbitration or other judicial or administrative procedure that will affect Party B’s performance of its obligations hereunder, and Party B is aware that there is no potential litigation, arbitration or other judicial proceedings that will affect Party B’s performance of hereof.

5.	Effectiveness and Term

5.1	This Agreement is executed on and shall take effect as of the date first above written.

5.2

Unless this Agreement is terminated early by Party A in accordance with the provisions as specified herein, this Agreement shall remain in force for a term of ten (10) years from the effective date hereof. Both Parties agree that prior to the expiry of this Agreement, the term hereof shall be extended when Party A gives Party B a written notice. The length of the term extended shall be determined by Party A and there is no restriction on the number of extensions. Party B shall unconditionally accept the extended term.

6.	Termination

6.1

Within the term hereof, (a) Party A may terminate this Agreement at any time by notifying Party B in writing thirty (30) days in advance; (b) Party B may not terminate this Agreement unilaterally prior to the date of expiry of the term hereof .

6.2	The rights and obligations of both Parties under the Articles 3, 7 and 8 hereof shall survive the termination hereof.

7.	Governing Laws and Dispute Settlement

7.1	The execution, effectiveness, interpretation, performance, modification and termination hereof and the settlement of disputes hereunder shall be governed by Chinese laws.

7.2

Any dispute arising from the interpretation and performance hereof shall be settled by both Parties through bona fide negotiation. Where both Parties fail to reach any agreement within thirty (30) days after either Party request for settlement of the dispute through negotiation, either Party may submit the dispute to China International Economic and Trade Arbitration Commission for arbitration in accordance with its then effective arbitration rules. The arbitration shall be held in Beijing, and the language of arbitration shall be Chinese. The arbitration award shall be final and binding upon both Parties.

7.3

Where any dispute arises from the interpretation and performance hereof, or during the period when any dispute is subject to arbitration, except for the matters under dispute, both Parties shall continue to exercise their respective rights and perform their respective obligations hereunder.

8.	Indemnification

Party B shall indemnify Party A and hold Party A harmless from any loss, damage, liability or cost incurred by any litigation, claim or other demand against Party A resulting or arising from the consultation and services provided by Party A at the request of Party B, unless such loss, damage, liability or cost is incurred as a result of Party A’s gross negligence or willful misconduct.

9.	Notice

9.1

All notices and other communications to be sent as required or permitted hereunder shall be sent by hand or postage prepaid registered mail, commercial courier service or fax to the following address of the receiving Party. For each notice, a confirmation letter shall be sent via email. Such notice shall be deemed effectively delivered on:

9.1.1	the date of delivery or rejection at the designated receiving address, if sent by hand, courier service or postage prepaid registered mail.

9.1.2	the date of successful transmission (evidenced by an automatically generated message confirming the transmission), if sent by fax.

9.2	For the purpose of notice, both Parties’ addresses are as follows:

Party A:	Beijing Burning Rock Biotech Limited

Address:	Room 2002, House 18, Yuanjian Wai SOHO West Area, No. 39 Dong San Huan Middle Road, Chaoyang District, Beijing

Attention:	HAN Yusheng

Telephone:	***

Party B:	Burning Rock (Beijing) Biotechnology Co., Ltd.

Address:	Room, 2002, House 18, Yuanjian Wai SOHO West Area, No. 39 Dong San Huan Middle Road, Chaoyang District, Beijing

Attention:	HAN Yusheng

Telephone:	***

9.3	Either Party may change at any time its address for the receipt of notices by notifying the other Party in accordance with the terms of this clause.

10.	Transfer

10.1	Without the prior written consent of Party A, Party B may not transfer any of its rights and obligations hereunder to any third party.

10.2	Party B agrees that Party A may transfer its rights and obligations hereunder to any third party by notifying Party B in writing in advance, without the consent of Party B.

11.	Severability

Where any provision(s) hereof is/are determined by any laws or regulations to be void, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions hereof shall not be affected or damaged in any respect. Both Parties shall endeavor through bona fide negotiation to replace such void, illegal or unenforceable provision(s) with valid provision(s) to the maximum extent permitted by laws and expected by both Parties, and the economic effects of such valid provision(s) shall be similar to that of such void, illegal or unenforceable provision(s).

12.	Modification and Supplement

Party Parties agree that Party A has the right to request the modification and supplement of this agreement. When Party A requests modification and supplement, Party B shall cooperate with Party A to execute the relevant agreement. Modification agreements and/or supplementary agreements executed by both Parties in relation to this Agreement shall be an integral part hereof, and shall have the same legal force and effect as this Agreement.

13.	Entire Agreement

Except for any written amendments, supplement or modification made after the date hereof, this Agreement constitutes the entire agreement between the Parties relating to the matter agreed hereunder and supersedes any oral and written negotiations, statements and contracts relating thereto, including the Exclusive Business Cooperation Agreement executed on June 20, 2014 between both Parties.

14.	Language and Counterpart

This Agreement is written in Chinese in duplicate (2), with each Party holding one (1) copy respectively, both of which shall have the same legal force and effect.

—— The following is the signature page ——

[this is a signature page of the Exclusive Business Cooperation Agreement and the remainder of which is intentionally left blank]

Party A:

Beijing Burning Rock Biotech Limited (Seal)

Signature:	/s/ HAN Yusheng
Name: HAN Yusheng
Title: Legal Representative

Party B:

Burning Rock (Beijing) Biotechnology Co., Ltd. (Seal)

Signature:	/s/ HAN Yusheng
Name: HAN Yusheng
Title: Legal Representative